 This Amended and Restated Pricing Supplement No. 2023-USNCH16404 is being filed to revise the initial underlying value, coupon barrier value and final buffer value for the S&P 500® Index.

Citigroup Global Markets Holdings Inc.	March 14, 2023 Medium-Term Senior Notes, Series N Amended and Restated Pricing Supplement No. 2023-USNCH16404 Filed Pursuant to Rule 424(b)(3) Registration Statement Nos. 333-255302 and 333-255302-03

Callable Contingent Coupon Equity Linked Securities Linked to the Worst Performing of the iShares® Russell 2000 Value ETF, the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due March 19, 2026

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for periodic contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments, and (ii) the value of what you receive at maturity may be significantly less than the stated principal amount of your securities, and may be zero. Each of these risks will depend solely on the performance of the worst performing of the underlyings specified below.

▪	We have the right to call the securities for mandatory redemption on any potential redemption date specified below.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Coupon barrier value**	Final buffer value***
	iShares® Russell 2000 Value ETF	$137.14	$95.998	$109.712
	Nasdaq-100 Index®	12,199.79	8,539.853	9,759.832
	Russell 2000® Index	1,776.893	1,243.825	1,421.514
	S&P 500® Index	3,919.29	2,743.503	3,135.432
*For each underlying, its closing value on the pricing date **For each underlying, 70.00% of its initial underlying value ***For each underlying, 80.00% of its initial underlying value
Stated principal amount:	$1,000 per security
Pricing date:	March 14, 2023
Issue date:	March 17, 2023
Valuation dates:	April 14, 2023, May 15, 2023, June 14, 2023, July 14, 2023, August 14, 2023, September 14, 2023, October 16, 2023, November 14, 2023, December 14, 2023, January 16, 2024, February 14, 2024, March 14, 2024, April 15, 2024, May 14, 2024, June 14, 2024, July 15, 2024, August 14, 2024, September 16, 2024, October 14, 2024, November 14, 2024, December 16, 2024, January 14, 2025, February 14, 2025, March 14, 2025, April 14, 2025, May 14, 2025, June 16, 2025, July 14, 2025, August 14, 2025, September 15, 2025, October 14, 2025, November 14, 2025, December 15, 2025, January 14, 2026, February 17, 2026 and March 16, 2026 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, March 19, 2026
Contingent coupon payment dates:	The third business day after each valuation date, except that the contingent coupon payment date following the final valuation date will be the maturity date
Contingent coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 1.0708% of the stated principal amount of the securities (equivalent to a contingent coupon rate of approximately 12.85% per annum) if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date.
Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the final contingent coupon payment, if applicable):

▪  If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its final buffer value: $1,000

▪  If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value:

$1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying on the final valuation date + the buffer percentage)]

If the securities are not redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose more than 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final underlying value of the worst performing underlying on the final valuation date, the less benefit you will receive from the buffer.

Buffer percentage:	20.00%
Buffer rate:	The initial underlying value of the worst performing underlying divided by its final buffer value, which is 125%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$1.00	$999.00
Total:	$1,000,000.00	$1,000.00	$999,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $995.40 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $1.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-09 dated May 11, 2021	Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000.00 plus the related contingent coupon payment, if any.
Potential redemption dates:	The contingent coupon payment dates related to the valuation dates scheduled to occur on June 14, 2023, July 14, 2023, August 14, 2023, September 14, 2023, October 16, 2023, November 14, 2023, December 14, 2023, January 16, 2024, February 14, 2024, March 14, 2024, April 15, 2024, May 14, 2024, June 14, 2024, July 15, 2024, August 14, 2024, September 16, 2024, October 14, 2024, November 14, 2024, December 16, 2024, January 14, 2025, February 14, 2025, March 14, 2025, April 14, 2025, May 14, 2025, June 16, 2025, July 14, 2025, August 14, 2025, September 15, 2025, October 14, 2025, November 14, 2025, December 15, 2025, January 14, 2026 and February 17, 2026
Final underlying value:	For each underlying, its closing value on the final valuation date
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
CUSIP / ISIN:	17331H4F0 / US17331H4F05
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about each underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of an underlying on any date is (i) in the case of an underlying that is an underlying index, its closing level on such date and (ii) in the case of an underlying that is an underlying ETF, the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of an underlying ETF are its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples in the first section below illustrate how to determine whether a contingent coupon will be paid following a valuation date. The examples in the second section below illustrate how to determine the payment at maturity on the securities, assuming the securities are not redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values, coupon barrier values or final buffer values of the underlyings. For the actual initial underlying value, coupon barrier value and final buffer value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value, coupon barrier value and final buffer value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical coupon barrier value	Hypothetical final buffer value
iShares® Russell 2000 Value ETF	$100.00	$70.00 (70.00% of its hypothetical initial underlying value)	$80.00 (80.00% of its hypothetical initial underlying value)
Nasdaq-100 Index®	100.00	70.00 (70.00% of its hypothetical initial underlying value)	80.00 (80.00% of its hypothetical initial underlying value)
Russell 2000® Index	100.00	70.00 (70.00% of its hypothetical initial underlying value)	80.00 (80.00% of its hypothetical initial underlying value)
S&P 500® Index	100.00	70.00 (70.00% of its hypothetical initial underlying value)	80.00 (80.00% of its hypothetical initial underlying value)

Hypothetical Examples of Contingent Coupon Payments Following a Valuation Date

The three hypothetical examples below illustrate how to determine whether a contingent coupon will be paid following a hypothetical valuation date, assuming that the closing values of the underlyings on the hypothetical valuation date are as indicated below.

	Hypothetical closing value of the iShares® Russell 2000 Value ETF on hypothetical valuation date	Hypothetical closing value of the Nasdaq-100 Index® on hypothetical valuation date	Hypothetical closing value of the Russell 2000® Index on hypothetical valuation date	Hypothetical closing value of the S&P 500® Index on hypothetical valuation date	Hypothetical payment per $1,000.00 security on related contingent coupon payment date
Example 1	$120 (underlying return = ($120 - $100) / $100 = 20%)	85 (underlying return = (85 - 100) / 100 = -15%)	145 (underlying return = (145 - 100) / 100 = 45%)	150 (underlying return = (150 - 100) / 100 = 50%)	$10.708 (contingent coupon is paid)
Example 2	$45 (underlying return = ($45 - $100) / $100 = -55%)	120 (underlying return = (120 - 100) / 100 = 20%)	140 (underlying return = (140 - 100) / 100 = 40%)	140 (underlying return = (140 - 100) / 100 = 40%)	$0.00 (no contingent coupon)
Example 3	$30 (underlying return = ($30 - $100) / $100 = -70%)	40 (underlying return = (40 - 100) / 100 = -60%)	10 (underlying return = (10 - 100) / 100 = -90%)	30 (underlying return = (30 - 100) / 100 = -70%)	$0.00 (no contingent coupon)

Example 1: On the hypothetical valuation date, the Nasdaq-100 Index® has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is greater than its coupon barrier value. As a result, investors in the securities would receive the contingent coupon payment on the related contingent coupon payment date.

Example 2: On the hypothetical valuation date, the iShares® Russell 2000 Value ETF has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is less than its coupon barrier value. As a result, investors would not receive any payment on the related contingent coupon payment date.

Investors in the securities will not receive a contingent coupon on the contingent coupon payment date following a valuation date if the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. Whether a contingent coupon is paid following a valuation date depends solely on the closing value of the worst performing underlying on that valuation date.

Example 3: On the hypothetical valuation date, the Russell 2000® Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is less than its coupon barrier value. As a result, investors would not receive any payment on the related contingent coupon payment date.

PS-4

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity on the Securities

The next three hypothetical examples illustrate the calculation of the payment at maturity on the securities, assuming that the securities have not been earlier redeemed and that the final underlying values of the underlyings are as indicated below.

	Hypothetical final underlying value of the iShares® Russell 2000 Value ETF	Hypothetical final underlying value of the Nasdaq-100 Index®	Hypothetical final underlying value of the Russell 2000® Index	Hypothetical final underlying value of the S&P 500® Index	Hypothetical payment at maturity per $1,000.00 security
Example 4	$110 (underlying return = ($110 - $100) / $100 = 10%)	120 (underlying return = (120 - 100) / 100 = 20%)	145 (underlying return = (145 - 100) / 100 = 45%)	145 (underlying return = (145 - 100) / 100 = 45%)	$1,010.708 (contingent coupon is paid)
Example 5	$110 (underlying return = ($110 - $100) / $100 = 10%)	110 (underlying return = (110 - 100) / 100 = 10%)	50 (underlying return = (50 - 100) / 100 = -50%)	110 (underlying return = (110 - 100) / 100 = 10%)	$625.00
Example 6	$20 (underlying return = ($20 - $100) / $100 = -80%)	45 (underlying return = (45 - 100) / 100 = -55%)	60 (underlying return = (60 - 100) / 100 = -40%)	45 (underlying return = (45 - 100) / 100 = -55%)	$250.00

Example 4: On the final valuation date, the iShares® Russell 2000 Value ETF has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is greater than its final buffer value. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment due at maturity, but you would not participate in the appreciation of any of the underlyings.

Example 5: On the final valuation date, the Russell 2000® Index has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 × the buffer rate × (the underlying return of the worst performing underlying on the final valuation date + the buffer percentage)]

= $1,000.00 + [$1,000.00 × (100 / 80.00) × (-50.00% + 20.00%)]

= $1,000.00 + [$1,000.00 × approximately 125.00% × (-30.00%)]

= $1,000.00 + -$375.00

= $625.00

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, you would lose a portion of your investment in the securities. Your payment at maturity would reflect a loss of more than 1% (based on the buffer rate) of the stated principal amount of your securities for every 1% by which the depreciation of the worst performing underlying on the final valuation date has exceeded the buffer percentage. In addition, because the final underlying value of the worst performing underlying on the final valuation date is below its coupon barrier value, you would not receive any contingent coupon payment at maturity.

Example 6: On the final valuation date, the iShares® Russell 2000 Value ETF has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000.00 + [$1,000.00 × the buffer rate × (the underlying return of the worst performing underlying on the final valuation date + the buffer percentage)]

= $1,000.00 + [$1,000.00 × (100 / 80.00) × (-80.00% + 20.00%)]

= $1,000.00 + [$1,000.00 × approximately 125.00% × (-60.00%)]

= $1,000.00 + -$750.00

= $250.00

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, you would lose a significant portion of your investment in the securities. Your payment at maturity would reflect a loss of more than 1% (based on the buffer rate) of the stated principal amount of your securities for every 1% by which the depreciation of the worst performing underlying on the final valuation date has exceeded the buffer percentage. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the lower the final underlying value of the worst performing underlying on the final valuation date. In addition, because the final underlying value of the worst performing underlying on the final valuation date is below its coupon barrier value, you would not receive any contingent coupon payment at maturity.

It is possible that the closing value of the worst performing underlying will be less than its coupon barrier value on each valuation date and less than its final buffer value on the final valuation date, such that you will not receive any contingent coupon payments over the term of the securities and will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. You should understand that any decline in the final underlying value of the worst performing underlying on the final valuation date beyond the buffer percentage will result in a magnified loss to your investment based on the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final underlying value of the worst performing underlying on the final valuation date, the less benefit you will receive from the buffer. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon on the contingent coupon payment date following any valuation date on which the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. If the closing value of the worst performing underlying on each valuation date is below its coupon barrier value, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of, and correlation between, the closing values of the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the closing values of the underlyings as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing value of the worst performing underlying on one or more valuation dates will be less than its coupon barrier value, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the final underlying value of the worst performing underlying on the final valuation date will be less than its final buffer value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

PS-6

Citigroup Global Markets Holdings Inc.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying, but also for all of the other risks of the securities, including the risk that the securities may be redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying.

▪	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments. We may redeem the securities on any potential redemption date. In the event that we redeem the securities, you will receive the stated principal amount of your securities and the related contingent coupon payment, if any. Thus, the term of the securities may be limited. If we redeem the securities prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlyings are performing in a manner that would otherwise have been favorable to you. By contrast, if the underlyings are performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any of the underlyings.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. Whether the contingent coupon will be paid on any given contingent coupon payment date will depend on the closing values of the underlyings solely on the applicable valuation dates, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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Citigroup Global Markets Holdings Inc.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The iShares® Russell 2000 Value ETF is subject to risks associated with small capitalization stocks.The stocks that constitute the index underlying the iShares® Russell 2000 Value ETF are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful. The iShares® Russell 2000 Value ETF seeks to track the investment results, before fees and expenses, of an index composed of small-capitalization U.S. equities that exhibit value characteristics, which is currently the Russell 2000® Value Index. The Russell 2000® Value Index measures the capitalization-weighted performance of the stocks included in the Russell 2000® Index that are determined by the sponsor of the Russell 2000® Value Index to be value oriented, with lower price-to-book ratios and lower forecasted and historical growth. The basic principle of a value investment strategy is to invest in stocks that are determined to be relatively cheap or “undervalued” under the assumption that the value of such stocks will increase over time as the market recognizes and reflects those stocks’ “fair” market value. However, stocks that are considered value stocks may fail to appreciate for extended periods of time, and may never realize their full potential value. In addition, stocks that are considered to be value oriented may have lower growth potential than other securities. Moreover, the selection methodology for the Russell 2000® Value Index includes a significant bias against stocks with strong growth characteristics. Even if a value strategy with respect to the stocks included in the Russell 2000® Index would generally be successful, the manner in which the Russell 2000® Value Index implements its strategy may prove to be unsuccessful. The methodology of the Russell 2000® Value Index has set parameters to determine whether a stock should be considered a “value” stock. The Russell 2000® Value Index’s parameters may not effectively implement its value strategy, and there can be no assurance that it will select stocks that are value oriented, that the Russell 2000® Value Index’s methodology will not underperform any alternative implementation of such a strategy, or that the iShares® Russell 2000 Value ETF will outperform any other exchange-traded fund or any index or strategy that tracks U.S. stocks selected using other criteria. Stocks that are considered to be value oriented may have lower growth potential than other securities, which may cause the price of the iShares® Russell 2000 Value ETF to decrease over the term of the securities. Accordingly, the investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful, and your investment in the securities may result in a loss. An investment in the securities may also provide a return that is less than an investment linked to the Russell 2000® Index as a whole.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more

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Citigroup Global Markets Holdings Inc.

volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, the securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of the underlying would not.

▪	In the case of an underlying that is an underlying ETF, the securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if the underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of the underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	In the case of the underlying that is an underlying ETF, the value and performance of the underlying shares of the underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. In the case of the underlying that is an underlying ETF, the underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by the underlying (such as mergers and spin-offs) may impact the variance between the performance of the underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

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Citigroup Global Markets Holdings Inc.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

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Citigroup Global Markets Holdings Inc.

Information About the iShares® Russell 2000 Value ETF

The iShares® Russell 2000 Value ETF is an exchange-traded fund that seeks to provide investment results, before expenses, that generally correspond to the performance of the Russell 2000® Value Index. The Russell 2000® Value Index measures the performance of equity securities of issuers included in the Russell 2000® Index (which is designed to track the small-capitalization sector of the U.S. equity market) with lower price-to-book ratios and lower forecasted growth relative to all issuers included in the Russell 2000® Index. The iShares® Russell 2000 Value ETF is an investment portfolio managed by iShares® Trust. BlackRock Fund Advisors is the investment advisor to the iShares® Russell 2000 Value ETF. iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 Value ETF.

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® Russell 2000 Value ETF trade on the NYSE Arca under the ticker symbol “IWN.”

We have derived all information regarding the iShares® Russell 2000 Value ETF from publicly available information and have not independently verified any information regarding the iShares® Russell 2000 Value ETF. This pricing supplement relates only to the securities and not to the iShares® Russell 2000 Value ETF. We make no representation as to the performance of the iShares® Russell 2000 Value ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Russell 2000 Value ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® Russell 2000 Value ETF on March 14, 2023 was $137.14.

The graph below shows the closing value of the iShares® Russell 2000 Value ETF for each day such value was available from January 2, 2013 to March 14, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

iShares® Russell 2000 Value ETF – Historical Closing Values January 2, 2013 to March 14, 2023

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Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions— The NASDAQ-100 Index®” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index®. This pricing supplement relates only to the securities and not to the Nasdaq-100 Index®. We make no representation as to the performance of the Nasdaq-100 Index® over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Nasdaq-100 Index® on March 14, 2023 was 12,199.79.

The graph below shows the closing value of the Nasdaq-100 Index® for each day such value was available from January 2, 2013 to March 14, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Nasdaq-100 Index® – Historical Closing Values January 2, 2013 to March 14, 2023

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Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions— The Russell Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the securities and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Russell 2000® Index on March 14, 2023 was 1,776.893.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 2, 2013 to March 14, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 2, 2013 to March 14, 2023

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on March 14, 2023 was 3,919.29.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2013 to March 14, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2013 to March 14, 2023

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $1.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $1.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if we redeem the securities prior to maturity.

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Citigroup Global Markets Holdings Inc.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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Citigroup Global Markets Holdings Inc.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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